SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                         Kentek Information Systems, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    490807104
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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  490807104
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1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Matthew L. Feshbach

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                                                                        (a) / /
                                                                        (b) / /


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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

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                       5       SOLE VOTING POWER
                               0
      NUMBER OF     ------------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               --
      OWNED BY      ------------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING                0
       PERSON
         WITH       ------------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                               --
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
                           0

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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
         (See Instructions)                                                 / /

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           0.0%

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12       TYPE OF REPORTING PERSON (See Instructions)
                           IN

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

Item 1. (a) Name of Issuer:

            Kentek Information Systems, Inc.

        (b) Address of Issuer's Principal Executive Offices or, if none,
            Residence:

            2945 Wilderness Pl.
            Boulder, Colorado 80301

Item 2. (a) Name of Person Filing:

            Matthew L. Feshbach

        (b) Address of Principal Business Office or, if none, Residence:

            310 Druid Road West
            Clearwater, FL 33756


        (c) Citizenship:

            United States

        (d) Title of Class of Securities:

            $.01 par value Common Stock

        (e) CUSIP Number:

            490807104

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), or (c), check whether the person filing is a:

        (a)[ ] Broker or Dealer registered under Section 15 of the Act
        (b)[ ] Bank as defined in section 3(a)(6) of the Act
        (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
        (d)[ ] Investment Company registered under section 8 of the Investment Company Act
        (e)[ ] Investment Adviser in accordance with section 240.13d-1(b)(1)(ii)(E)
        (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)

        (g)[ ] Parent Holding Company, in accordance with 13d-1(b)(ii)(G)
               (Note: See Item 7)
        (h)[ ] Savings associations as defined in section 3(b) of the Federal Deposit insurance Act
        (i)[ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
        (j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

        Check if this statement is filed pursuant to section 240.13d-1(c)    / /

Item 4. Ownership:

        (a) Amount Beneficially Owned:

        (b) Percent of Class: 0.0%

        (c) Number of Shares as to which such person has:

                  (i)   sole power to vote or direct the vote - 0 -

                  (ii)  shared power to vote or direct the vote - 0 -

                  (iii) sole power to dispose or direct the disposition of
                        - 0 -

                  (iv)  shared power to dispose or direct the disposition of
                        - 0 -

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /X/

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

        N/A

Item 8. Identification and Classification of Members of the Group

        N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Signature

- ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               /s/ Matthew L. Feshbach
                                             ----------------------------
Dated:     September 9, 1999